Exhibit 4.1

SEVENTH SUPPLEMENTAL INDENTURE

THIS SEVENTH SUPPLEMENTAL INDENTURE dated as of December 10, 2014 (this “Seventh Supplemental Indenture”), is by and among Nucor Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), The Bank of New York Mellon, a state banking corporation organized under the laws of the State of New York, authorized to accept and execute trusts (the “Prior Trustee”), and U.S. Bank National Association, a national banking association (the “Successor Trustee”).

W I T N E S S E T H :

WHEREAS, pursuant to the Indenture dated as of January 12, 1999, between the Company and the Prior Trustee (as heretofore amended, revised, supplemented or otherwise modified, the “Original Indenture”), the Company may from time to time issue and sell Debt Securities (as defined in the Original Indenture) in one or more series;

WHEREAS, pursuant to the Sixth Supplemental Indenture dated as of July 29, 2013 (the “Sixth Supplemental Indenture”), between the Prior Trustee and the Company, the Company issued its 4.000% Notes due August 1, 2023 (the “2023 Notes”), and its 5.200% Notes due August 1, 2043 (the “2043 Notes”, and together with the 2023 Notes, collectively, the “Global Notes”);

WHEREAS, the Prior Trustee was appointed as Trustee and paying agent under the Original Indenture;

WHEREAS, Section 9 of the Sixth Supplemental Indenture provides that the trustee may be removed by the Company at any time by filing with the trustee so removed an instrument or instruments in writing, appointing a successor;

WHEREAS, the Company has filed with the Prior Trustee a notice of removal, removing the Prior Trustee as Trustee and paying agent, under the Sixth Supplemental Indenture;

WHEREAS, the Company desires to appoint the Successor Trustee as Trustee and paying agent, to succeed the Prior Trustee under the Sixth Supplemental Indenture; and

WHEREAS, the Successor Trustee is willing to and does hereby accept the appointment as Trustee and paying agent under the Sixth Supplemental Indenture;

NOW, THEREFORE, THIS SEVENTH SUPPLEMENTAL INDENTURE WITNESSETH, that in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree, for the benefit of all current and future holders of the Global Notes, as follows:

1.        Terms used in this Seventh Supplemental Indenture and not defined herein shall have the respective meanings given such terms in the Sixth Supplemental Indenture. As used in this Seventh Supplemental Indenture, the following terms shall have the meanings indicated below:

“Agreement Date” means the date first above written.

“Effective Date” means the date ten (10) business days after the Agreement Date.

“Indenture” means the Original Indenture, as modified by this Seventh Supplemental Indenture.

2.        The Prior Trustee hereby acknowledges its removal as trustee and paying agent with respect to the Global Notes. As of the Effective Date, the Prior Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee, and the Successor Trustee hereby accepts its appointment as successor Trustee and paying agent under the Indenture with respect to the Global Notes and accepts, the estates, properties, rights, powers, trusts, duties and obligations of the Prior Trustee as Trustee and paying agent under the Indenture with respect to the Global Notes, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee and paying agent under the Sixth Supplemental Indenture.

3.        Notwithstanding the foregoing, except with respect to the Global Notes, all the rights, powers, trusts and duties with respect to the Debt Securities as described in the Indenture shall continue to be vested in the Prior Trustee.

4.        The Prior Trustee hereby represents and warrants to the Company and the Successor Trustee as follows:

(a)        No covenant or condition contained in the Indenture has been waived by the Prior Trustee or, to the knowledge of the undersigned duly authorized officer of the Prior Trustee (the “Prior Trustee Officer”), by the Holders of the percentage in aggregate principal amount of the Global Notes required by the Indenture to effect any such waiver;

(b)        There is no action, suit or proceeding pending or, to the knowledge of the Prior Trustee Officer, threatened against the Prior Trustee before any court or governmental authority arising out of any action or omission by the Prior Trustee as Trustee or paying agent under the Indenture; and

(c)        This Seventh Supplemental Indenture has been duly and validly authorized, executed and delivered by the Prior Trustee.

5.        The Prior Trustee certifies that $500,000,000 in principal amount of the 2023 Notes and $500,000,000 in principal amount of the 2043 Notes are outstanding and interest thereon has been paid through the Effective Date.

6.        The Successor Trustee hereby represents and warrants to the Prior Trustee and to the Company that:

(a)        the Successor Trustee is qualified and eligible under the provisions of Section 8.09 of the Original Indenture to be appointed successor trustee and has full power and authority to execute and deliver this Seventh Supplemental Indenture and to perform its obligations hereunder; and

(b)        this Seventh Supplemental Indenture has been duly and validly authorized, executed and delivered by the Successor Trustee.

7.        The Company hereby represents and warrants to the Prior Trustee and the Successor Trustee that (i) no Event of Default has occurred and is continuing; (ii) the Prior Trustee has been properly removed with respect to the Global Notes under the terms of the Sixth Supplemental Indenture, effective as of the Effective Date, (iii) all conditions relating to the appointment of U.S. Bank National

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Association as Successor Trustee with respect to the Global Notes under the Sixth Supplemental Indenture have been met by the Company and (iv) this Seventh Supplemental Indenture has been duly and validly authorized, executed and delivered by the Company. The Company hereby appoints the Successor Trustee as Trustee and paying agent under the Indenture with respect to the Global Notes as of the Effective Date.

8.        The Successor Trustee and the Prior Trustee shall, to the extent practicable, work together to transition the trusteeship of the Global Notes from the Prior Trustee to the Successor Trustee in an orderly manner. Without limiting the generality of the foregoing, (a) the Prior Trustee agrees to deliver to the Successor Trustee all of the documents with respect to the Global Notes in its possession listed in Exhibit A hereto, and (b) the Prior Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee the rights, powers, trusts, privileges, duties and obligations hereby assigned, transferred, delivered and conveyed, agrees, upon reasonable written request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required by the Successor Trustee.

9.        Notwithstanding the removal of the Prior Trustee effected hereby, the Company shall remain obligated under Section 8.06 of the Indenture to compensate, reimburse and indemnify the Prior Trustee in connection with its trusteeship under the Indenture.

10.        Promptly after the Effective Date, the Successor Trustee shall cause to be sent to each Holder a notice, forms of which is annexed hereto as Exhibit B.

11.        The Original Indenture shall remain in full force and effect except to the extent that the provisions of the Original Indenture are expressly modified by the terms of this Seventh Supplemental Indenture.

12.        This Seventh Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

13.        This Seventh Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

14.        All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

To the Prior Trustee:	The Bank of New York Mellon 10161 Centurion Parkway Jacksonville, FL 32256 Attn: Scott M. Williams Fax: (904) 645-1921 Email: scott.williams@bnymellon.com

To the Successor Trustee:

U.S. Bank National Association

214 North Tryon Street, 27th Floor

Charlotte, North Carolina 28202

Attention: Corporate Trust Administration

Fax: (704) 335-4676

E-mail: allison.lancasterpoole@usbank.com

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To the Company:	Nucor Corporation 1915 Rexford Road Charlotte, NC 28211 Attention: Corporate Controller Fax: (704) 362-4208 E-mail: mike.keller@nucor.com

The Prior Trustee agrees to accept and act upon instructions or directions pursuant to this Seventh Supplemental Indenture sent by the Company by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Company shall provide to the Prior Trustee an incumbency certificate listing designated persons with the authority to provide such instructions, which incumbency certificate shall be amended whenever a person is to be added or deleted from the listing. If the Company elects to give the Prior Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Prior Trustee in its discretion elects to act upon such instructions, the Prior Trustee’s understanding of such instructions shall be deemed controlling. The Prior Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Prior Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Prior Trustee, including without limitation the risk of the Prior Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

12.        This Seventh Supplemental Indenture and the removal, appointment and acceptance effected hereby shall be effective on the Effective Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed and delivered, all as of the Agreement Date.

THE BANK OF NEW YORK MELLON

By:	/s/ L. O’Brien
	Name: Title:	Laurence O’Brien Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Allison Lancaster-Poole
	Name: Title:	Allison Lancaster-Poole Vice President

NUCOR CORPORATION

By:	/s/ James D. Frias
	Name: Title:	James D. Frias Chief Financial Officer, Treasurer and Executive Vice President

Attest:

By:	/s/ A. Rae Eagle
	Name: Title:	A. Rae Eagle Corporate Secretary

Signature Page to Seventh Supplemental Indenture

EXHIBIT A

Documentation

Documents to be delivered by the Prior Trustee to the Successor Trustee as to the Indenture:

1.	File of closing documents from the issuance of the Global Notes (which may be in electronic form).

2.	Certified List of Holders as of the Effective Date, certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of Holders, the computer tape reflecting the identity of such Holders).

3.	Copies of any official notices sent by the Trustee to all the Holders pursuant to the terms of the Indenture during the past twelve months not otherwise publicly available.

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EXHIBIT B

Notice to Registered Owners

Nucor Corporation

4.000% Notes due 2023

CUSIP # 670346AM7

THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE BENEFICIAL OWNERS OF THE SUBJECT NOTES. IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RE-TRANSMITTAL TO SUCH BENEFICIAL OWNERS IN A TIMELY MANNER.

Notice is hereby given that, pursuant to Section 9 of the Sixth Supplemental Indenture between Nucor Corporation (the “Company”), as issuer, and The Bank of New York Mellon (“BNYM”), as trustee, dated as of July 29, 2013 (the “Sixth Supplemental Indenture”), (a) BNYM has been removed as Trustee under the Indenture with respect to the above-described Notes, and (b) U.S. Bank National Association, a national banking association (“U.S. Bank”), has been appointed, and has accepted appointment, as Trustee under the Indenture with respect to the above-described Notes. The address of the corporate trust office of U.S. Bank is: 214 North Tryon Street, 27th Floor, Charlotte, North Carolina 28202.

The removal of BNYM as trustee and the appointment of U.S. Bank as successor Trustee with respect to the above-described Notes will be effective as of the opening of business on December 24, 2014.

Dated: December ___, 2014

U.S. BANK NATIONAL ASSOCIATION, as successor trustee

By:
Name:	Allison Lancaster-Poole
Title:	Vice President

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Notice to Registered Owners

Nucor Corporation

5.200% Notes due 2043

CUSIP # 670346AN5

THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE BENEFICIAL OWNERS OF THE SUBJECT NOTES. IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RE-TRANSMITTAL TO SUCH BENEFICIAL OWNERS IN A TIMELY MANNER.

Notice is hereby given that, pursuant to Section 9 of the Sixth Supplemental Indenture between Nucor Corporation (the “Company”), as issuer, and The Bank of New York Mellon (“BNYM”), as trustee, dated as of July 29, 2013 (the “Sixth Supplemental Indenture”), (a) BNYM has been removed as Trustee under the Indenture with respect to the above-described Notes, and (b) U.S. Bank National Association, a national banking association (“U.S. Bank”), has been appointed, and has accepted appointment, as Trustee under the Indenture with respect to the above-described Notes. The address of the corporate trust office of U.S. Bank is: 214 North Tryon Street, 27th Floor, Charlotte, North Carolina 28202.

The removal of BNYM as trustee and the appointment of U.S. Bank as successor Trustee with respect to the above-described Notes will be effective as of the opening of business on December 24, 2014.

Dated: December ___, 2014

U.S. BANK NATIONAL ASSOCIATION, as successor trustee

By:
Name:	Allison Lancaster-Poole
Title:	Vice President

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